PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)

                       LIGAND PHARMACEUTICALS INCORPORATED

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-131029

                          PROSPECTUS SUPPLEMENT NO. 11
    (TO PROSPECTUS DATED APRIL 12, 2006, AS SUPPLEMENTED AND AMENDED BY THAT
         PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 15, 2006, THAT PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 3 DATED
     JUNE 29, 2006, THAT PROSPECTUS SUPPLEMENT NO. 4 DATED AUGUST 4, 2006, THAT PROSPECTUS SUPPLEMENT NO. 5 DATED AUGUST 9, 2006, THAT PROSPECTUS
    SUPPLEMENT NO. 6 DATED AUGUST 30, 2006, THAT PROSPECTUS SUPPLEMENT NO. 7
        DATED SEPTEMBER 11, 2006, THAT PROSPECTUS SUPPLEMENT NO. 8 DATED SEPTEMBER 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 9 DATED OCTOBER 2, 2006,
         AND THAT PROSPECTUS SUPPLEMENT NO. 10 DATED OCTOBER 17, 2006)

         This Prospectus Supplement No. 11 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006, that Prospectus Supplement No. 2 dated June 12, 2006, that Prospectus Supplement No. 3 dated June 29, 2006, that Prospectus Supplement No. 4 dated August 4, 2006, that Prospectus Supplement No. 5 dated August 9, 2006, that Prospectus Supplement No. 6 dated August 30, 2006, that Prospectus Supplement No. 7 dated September 11, 2006, that Prospectus Supplement No. 8 dated September 12, 2006, that Prospectus Supplement No. 9 dated October 2, 2006, and that Prospectus Supplement No. 10 dated October 17, 2006), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.

         This Prospectus Supplement No. 11 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated October 20, 2006, as filed by us with the Securities and Exchange Commission.

         This Prospectus Supplement No. 11 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 11 updates or supersedes the information contained in the Prospectus.

         Our common stock is quoted on the Nasdaq Global Market under the symbol "LGND." On October 19, 2006, the last reported sale price of our common stock on the Nasdaq Global Market was $11.34 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS AND BEGINNING ON PAGE 52 OF PROSPECTUS SUPPLEMENT NO. 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 11 is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this Prospectus Supplement No. 11 is October 20, 2006.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 19, 2006

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.


SEVERANCE AGREEMENTS

         On October 19, 2006, pursuant to authorization of the Compensation Committee of the Board of Directors, the Company entered into additional severance and retention agreements with Tod G. Mertes, Vice President, Controller and Treasurer and Taylor J. Crouch, Senior Vice President, Operations & President, International, as additional retention incentives.

         These additional agreements consist of:

     o An "ordinary" severance agreement for Mr. Crouch that applies regardless of a change of control ("Ordinary Severance Agreement"). The Ordinary Severance Agreement provides for payment of six months salary in the event Mr. Crouch's employment is terminated without cause, regardless of a change of control. This agreement is on the form previously filed with the Commission on August 30, 2006 as Exhibit 10.2 to the Company's Current Report on Form 8-K.

     o A key employee retention bonus agreement with Mr. Crouch that provides for a cash bonus payment to him of $50,000 provided he remains employed by the Company and in good standing through December 31, 2006. This agreement is on the form previously filed with the Commission on March 1, 2006 as Exhibit 10.1 to the Company's Current Report on Form 8-K.

     o A Letter Agreement with Mr. Mertes providing for (i) the payout of severance benefits under current severance agreements with Mr. Mertes and (ii) the payout of any bonus due in accordance with the 2006 Executive Bonus Plan, upon any termination or resignation of his employment, provided he remains with the Company and in good standing through the final filing of the 2006 annual report on Form 10-K.


         The foregoing descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to such agreements. A copy of the form of Mr. Mertes' Letter Agreement is filed as Exhibit 10.1 hereto and a copy of the form of Mr. Crouch's agreements were previously filed as detailed above, each of which is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

EXHIBIT NUMBER             DESCRIPTION
-----------------          --------------------

10.1 Form of Letter Agreement by and between the Company and Tod G. Mertes dated as of October 19, 2006

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                               LIGAND PHARMACEUTICALS INCORPORATED




    Date : October 20, 2006    By:      /s/  Warner R. Broaddus
                                        ________________________________________
                               Name:    Warner R. Broaddus
                               Title:   Vice President, General Counsel &
                                        Secretary

{LIGAND LOGO]                                                       EXHIBIT 10.1





19 October 2006

Tod G. Mertes
608 The Strand
Oceanside, CA  92054

Dear Tod:

         This letter is to memorialize the agreement between you and the Company, effective as of the date of this letter, regarding your retention. Provided that you (a) are continuously employed by the Company and available for work (except normal holidays and approved paid time off) (b) maintain a performance rating of fully meets expectations (FME) or better and (c) are not subject to any disciplinary action or performance improvement program, in each case from the date of this letter, up to and including the filing date with the SEC of the Company's annual report on Form 10-K for fiscal 2006 then: (i) notwithstanding any contrary provision of your Severance Letter Agreement dated August 25, 2006 and your Executive Change-of-Control Agreement dated May 20, 2003, you will be entitled to receive the full severance benefits of those agreements upon any termination of your employment after such filing date, including your resignation/voluntary termination as well as an Involuntary Termination and regardless of any Change of Control, but not including any Termination for Cause and (ii) you will be entitled to receive a bonus for calendar year 2006, determined in accordance with the Company's 2006 Executive Bonus Plan (Tier I); this bonus will be paid to you at the earliest time paid to other Tier I executives, or upon your resignation or termination (other than a Termination for Cause), whichever is earlier.

         For clarity you and Ligand agree that, pursuant to the consulting arrangement terms of your Executive Change-of-Control Agreement, following a termination or resignation covered by this letter you will be available at reasonable times at the Company's offices for consultation services with the Company, including but not limited to assistance with any review and comment process with the SEC regarding the above-referenced Form 10-K.

Sincerely
LIGAND PHARMACEUTICALS, INC.
By:                                          ACCEPTED AND AGREED:
                                             --------------------

/s/  Hank Blissenbach

Henry F. Blissenbach                         /S/  TOD G. MERTES
Chairman and interin CEO                     --------------------------




LIGAND PHARMACEUTICALS INC., 10275 Science Center Drive, San Diego, CA
92121-1117 (858) 550-7500     fax  (858) 550-1825